Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Patriot Bank Corp:

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of Susquehanna Bancshares, Inc. of our report dated February 20, 2004, with respect to the consolidated balance sheets of Patriot Bank Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein, which report appears in the December 31, 2003 annual report on Form 10-K of Patriot Bank Corp. and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets in 2002 and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in 2001.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 16, 2004